PetLife Supersedes Expectations for the Acquisition of Dr. Geoff’s Real Food for Pets

Mar 21, 2017

OTC Disclosure & News Service

PetLife Pharmaceuticals, Inc. (OTCQB:PTLF) (the “Company”), a developer of a new generation of high potency veterinary cancer medications and nutraceuticals for pets, announced today that it has proceeded to the next expected stage of acquiring Dr. Geoff’s Real Food for Pets™ and simultaneously has expanded plans for a national rollout.

As part of this acquisition, PetLife will assist Healthy Life Pets to roll out a product line of 25 foods, treats, supplements, and pet accessories. These include nutraceuticals, shampoos, creams, sprays, and other natural products (i.e. supplements) for dogs and cats. In addition to canned food, the line already has two existing Superfood Supplements: ImmunoPower™, to help prevent sickness and cancer, and Antioxidant Boost™, which helps rejuvenate the immune system, increase lean muscle, and promote healthy skin and coats.

“We are about to sign our acquisition papers, and PetLife is plunging headfirst into the aggressive expansion of the brand,” said Geoffrey Broderick, Jr., President of PetLife Pharmaceuticals. “Staving off illness in pets starts with everyday necessities like nutrition. By feeding them a healthy, natural food with the proper additional supplementation, pets can live longer and happier lives. My father, Dr. Geoffrey Broderick, has 50 years of experience developing products like these and single-handedly founded the natural pet food industry. No other natural food brand has the history and knowledge that we do.”

Dr. Geoff’s Real Food for Pets™ already includes six SKUs of retail-ready products, including both canned food and antioxidant supplements. Since 1969, renowned veterinarian Dr. Geoffrey Broderick has been a pioneer in the premium, natural pet food industry. Using only superior quality, natural ingredients, Dr. Geoff’s Real Food for Pets™ is based on the dietary needs of pets, not the cost of the ingredients. As an extra benefit, the food is additionally formulated so that both cats and dogs eat the same diet, a rarity in the pet product market.

According to a 2015 study by Innova Market Insights, the demand for natural foods for pets is growing exponentially, with 28 percent of U.S. product launches using a natural positioning, twice the level as compared to the rest of the world. Dr. Geoff’s Real Food for Pets™ is in a prime position to capitalize on this demand, because unlike other pet food brands, the company has almost 50 years of experience and proven results to back up its formula. Dr. Geoff’s Real Food for Pets™, a super-premium natural pet food from the start, actually delivers high-quality dog and cat food made with fresh ingredients, and does not simply claim that it is “natural” solely for marketing efforts.

About PetLife Pharmaceuticals, Inc.

PetLife Pharmaceuticals (PTLF) (http://www.PetLifePharma.com) is a registered US Veterinary Pharmaceutical company, incorporated in 2012.

PetLife’s mission is to bring its new, scientifically proven, non-toxic, potentiated bioactive nutraceuticals and prescription medication, Vitalzul™, to the world of veterinary oncology—with the ultimate goal of preventing cancer and extending the life of pets suffering from cancer while improving their quality of life. In the US alone, consumer spending on domestic companion animals reached over $60 billion in 2015 with over $29 billion spent on veterinary care and medications.

View source version on businesswire.com: http://www.businesswire.com/news/home/20170321005550/en/